RAVI THANAWALA JOINS ALLBIRDS BOARD OF DIRECTORS

SAN FRANCISCO, Calif., August 15, 2024 (GlobeNewswire) – Allbirds, Inc. (NASDAQ: BIRD), a global lifestyle brand that innovates with sustainable materials to make better products in a better way, today announced that Ravi Thanawala, Chief Financial Officer of Papa John’s International, Inc. (NASDAQ: PZZA), has been appointed to its Board of Directors, effective September 10, 2024.

“We are delighted to have Ravi join our Board,” said Joe Vernachio, CEO and Board Director. “Ravi is a seasoned consumer executive with extensive experience in the retail, footwear, apparel and restaurant industries. We look forward to his contributions across operations and finance as we continue on our journey to make great products, tell compelling stories and deliver an engaging customer experience.”

“I am thrilled to join the Allbirds Board at this pivotal time for the Company,” said Ravi Thanawala. “I look forward to working with the leadership team and Board, bringing my experience and long held passion for great brands to the business as we embark on the next chapter to build long-term shareholder value.”

Thanawala has been Chief Financial Officer of Papa John’s International since July 2023 and served as Interim Chief Executive Officer from March 2024 to August 2024. Prior to joining Papa John’s, Thanawala spent seven years with Nike, Inc. where he held positions including Chief Financial Officer of Nike North America, Global VP and CFO of the Converse brand and Global VP of Retail Excellence, leading key functions across its business channels of franchises, licenses, direct to consumer and wholesale during a time of digital transformation for the business. Prior to Nike, Inc., Mr. Thanawala spent eight years at ANN INC., holding progressively increasing responsibilities in finance and operations and eventually becoming CFO of the ANN INC. business, a subsidiary of Ascena Retail Group, Inc. He holds a B.S. from the NYU Stern School of Business.

Mr. Thanawala will be replacing Mandy Fields, who is leaving the Board effective September 10, 2024. Mandy joined the Allbirds’s board in October 2020 and has been an outstanding member of the board and a skillful audit committee chair.

“On behalf of the Board, we thank Mandy for her many valuable contributions to Allbirds during the past four years,” said Vernachio. “With Mandy’s financial acumen and decades of experience working with high growth consumer companies, she has been an invaluable partner to the entire leadership team.”

About Allbirds, Inc.

Based in San Francisco, with its roots in New Zealand, Allbirds launched in 2016 with a single shoe: the now iconic Wool Runner. In the years since, Allbirds has sold millions of pairs of shoes, and has maintained its commitment to incredible comfort, versatile style and unmatched quality. This is made possible with materials like Allbirds’s sugarcane-based midsole technology, SweetFoam™, and textiles made with eucalyptus fibers and Merino wool – so consumers don't have to compromise between the best products and their impact on the earth. www.allbirds.com

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